              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 3)


                         Highwoods Properties, Inc.
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                              (NAME OF ISSUER)

                               Common Stock
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                       (TITLE OF CLASS OF SECURITIES)

                                431284108
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                              (CUSIP NUMBER)
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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

     /X/ RULE 13d-1(b)

     / / RULE 13d-1(c)

     / / RULE 13d-1(d)


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CUSIP No.      431284108    SCHEDULE 13G     PAGE     2    of    8     PAGES
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1.        NAME OF REPORTING PERSON:
          LaSalle Advisors Capital Management, Inc.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-4160747
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2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  / x /
          OF A GROUP                                               (b)  /   /

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3.        SEC USE ONLY

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4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    847,126
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   33,000
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    847,126
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    368,800
                             --------------------------------------------------
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9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,215,926
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10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          Excludes shares beneficially owned by ABKB/LaSalle Securities
          Limited Partnership
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11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.1%
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12.       TYPE OF REPORTING PERSON*

          IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.      431284108    SCHEDULE 13G     PAGE     3    of    8     PAGES
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1.        NAME OF REPORTING PERSON:
          ABKB/LaSalle Securities Limited Partnership

          S.S. or I.R.S. Identification No. of above persons:
          36-3991973
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2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  / X /
          OF A GROUP*                                              (b)  /   /

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3.        SEC USE ONLY

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4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    340,100
       BENEFICIALLY          --------------------------------------------------
         OWNED BY                   SHARED VOTING POWER
           EACH
        REPORTING                   864,031
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    313,600
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    927,851
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9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,241,451
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10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          Excludes shares beneficially owned by LaSalle Advisors Capital Management, Inc.
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11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.1%
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12.       TYPE OF REPORTING PERSON*

          IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.      431284108    SCHEDULE 13G     PAGE     4    of    8     PAGES
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ITEM 1.

    (a)           Name of Issuer

                  Highwood Properties, Inc.

    (b)           Address of Issuer's Principal Executive Offices

                  3100 Smoketree Court, Suite 600
                  Raleigh, NC 27604

ITEM 2.
    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a)           Name of Person Filing

                  LaSalle Advisors Capital Management, Inc.

    (b)           Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois 60601

    (c)           Citizenship

                  Maryland

    (d)           Title of Class of Securities

                  Common Stock, $.01 par value per share

    (e)           CUSIP Number

                  411465107

    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a)           Name of Person Filing

                  ABKB/LaSalle Securities Limited Partnership

    (b)           Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois 60601

    (c)           Citizenship

                  Maryland

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    (d)           Title of Class of Securities

                  Common Stock, $.01 par value per share

    (e)           CUSIP Number

                  94856P102


ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) CHECK WHETHER THE PERSON FILING IS A:

                  (a) / / Broker or Dealer registered under Section 15 of the Act

                  (b) / /  Bank as defined in Section 3(a)(6) of the Act

                  (c) / / Insurance Company as defined in Section 3(a)(19) of the Act

                  (d) / / Investment Company registered under Section 8 of the Investment Company Act

                  (e) /x/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                           Section 240.13d-1(b)(l)(ii)(F)

                  (g) / /  Parent Holding Company, in accordance with
                           Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

                  (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

                  (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

                  (j) / /  Group, in accordance with
                           Section 240.13d-1(b)-1(ii)(J)


     * This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.           OWNERSHIP

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     LaSalle Advisors Capital Management, Inc. provides the following information:

     (a)          Amount Beneficially Owned

                  1,215,926

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     (b)          Percent of Class

                  2.1%

     (c)          Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote
                        847,126

                  (ii)  shared power to vote or to direct the vote
                        33,000

                  (iii) sole power to dispose or to direct the disposition of
                        847,126

                  (iv) shared power to dispose or to direct the disposition of 368,800

ABKB/LaSalle Securities Limited Partnership provides the following information:

     (a)          Amount Beneficially Owned

                  1,241,451

     (b)          Percent of Class

                  2.1%

     (c)          Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote
                        340,100

                  (ii)  shared power to vote or to direct the vote
                        864,031

                  (iii) sole power to dispose or to direct the disposition of
                        313,600

                  (iv) shared power to dispose or to direct the disposition of 927,851

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ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following   / x /


Item 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON

                 Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 The two members of the Group are: LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

                 ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                 Not applicable

ITEM 10.         CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

    The parties agree that this statement is filed on behalf of each of them.


Dated: February 11, 1999


                                      LASALLE ADVISORS CAPITAL MANAGEMENT, INC.




                                      By:    /s/ William K. Morrill, Jr.
                                             ------------------------------
                                      Name:  William K. Morrill, Jr.
                                      Title: Managing Director



                                      ABKB/LASALLE SECURITIES
                                      LIMITED PARTNERSHIP




                                      By:    /s/ William K. Morrill, Jr.
                                             -------------------------------
                                      Name:  William K. Morrill, Jr.
                                      Title: Managing Director